Exhibit 99.2

This exhibit is being filed pursuant to Exchange Act Rule 12b-23 to incorporate a summary description of the material terms of the Intercarrier Roamer Service Agreement, as amended, between AT&T Wireless Services and Triton Operating Company (which agreement was terminated on October 26, 2004) into Item 1.02 of the Form 8-K to which this exhibit is attached. This summary is not complete and is qualified by reference to a complete copy of this agreement, as amended, which is incorporated by reference as an exhibit to this report.

Roaming Agreement

Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T Wireless, on behalf of its affiliates, and Triton, AT&T Wireless Services and Triton agreed to provide wireless mobile radio-telephone service for registered customers of the other party’s customers when they are out of their home carrier’s geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobile radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as any toll or other charges. The roaming rate charges to AT&T Wireless Services for its customers roaming onto Triton’s network will decline over the next several years. In addition, on or after September 1, 2005, the parties may renegotiate the rate from time to time. In this regard, we have agreed to amend our roaming agreement with AT&T Wireless in connection with our agreements with Cingular Wireless and AT&T Wireless.

The roaming agreement has a term of 20 years expiring February 4, 2018, unless a party terminates earlier due to:

•	the other party’s uncured breach of any term of the roaming agreement;

•	the other party’s voluntary liquidation or dissolution; or

•	the FCC’s revocation or denial of the other party’s license or permit to provide commercial mobile radio service.

Neither party may assign or transfer the roaming agreement or any of its rights or obligations under the roaming agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party’s obligations under the roaming agreement and becomes a party to the roaming agreement.

On October 4, 2002, AT&T Wireless Services and Triton entered into a supplement to its intercarrier roamer service agreement. The supplement primarily provides pricing, which rates shall be kept reasonably competitive in each geographic area, for the use of one party’s GSM/GPRS network by another party’s GSM/GPRS subscribers. The supplement has a four-year term and, unless either party provides the other with no less than 90 days notice prior to the expiration of the initial four-year term, thereafter continues month-to-month subject to termination by either party on 90 days notice.